Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 15, 2005 relating to the financial statements and financial statement schedule which appears in the Smith & Wesson Holding Corporation’s Annual Report on Form 10-K for the year ended April 30, 2005.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
September 30, 2005